Exhibit 12.1

          LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
            STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS (LOSS)
               TO COMBINE FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)


                                              Year ended December 31, 1997
                                    ----------------------------------------------------
                                      1993      1994       1995       1996       1997
                                    --------  ---------  ---------  ---------  ---------
Earnings (loss)
  Earnings (loss before
  provision for income
  taxes and extraordinary
  item                              $ 191.1   $  55.4    $   3.1    $(188.3)   $(161.3)
Add: Fixed Charges
  Interest expense (gross)             10.9      34.5       65.5       71.7       71.7
  Interest factor in rents             10.0      11.5       20.1       23.5       22.6
                                     ------    ------     ------     ------     ------

  Earnings (loss) as adjusted       $ 212.0   $ 101.4    $  88.7    $ (93.1)   $ (67.0)
                                     ======    ======     ======     ======     ======
Preferred dividend requirements          --        --         --         --       23.4
Divided by Pre-tax factor                                                         66.0%
                                                                                ------

Preferred dividend factor on a
  pretax basis                                                                    35.5
Fixed Charges
  Interest expense (gross)             10.9      34.5       65.5       71.7       71.7
  Interest factor in rents             10.0      11.5       20.1       23.5       22.6
                                     ------    ------     ------     ------     ------

    Combined fixed charges and
    preferred dividends                20.9      46.0       85.6       95.2      129.8
                                     ======    ======     ======     ======     ======
Ratio of earning to combined fixed
  charges and preferred dividends      10.16      2.20       1.04        NM         NM

Amount by which earnings are
  insufficient to cover combined
  fixed charges and preferred
  dividends                                                         $(188.3)   $(196.8)
                                                                     ======     ======

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